Exhibit 99.1
INNOVIVE Pharmaceuticals Acquires Exclusive Rights to Develop and
Commercialize Tamibarotene in Europe
NEW YORK, September 10, 2007 — INNOVIVE Pharmaceuticals (OTCBB: IVPH.OB) today announced that it acquired exclusive rights from TMRC, Co., Ltd. to develop and commercialize Tamibarotene in Europe. In December 2006, INNOVIVE acquired North American rights to Tamibarotene from TMRC. Tamibarotene, a novel synthetic retinoid drug candidate, will be evaluated in a Phase II pivotal trial in patients with relapsed or refractory acute promyelocytic leukemia (APL) following treatment with all-trans retinoic acid (ATRA) and arsenic trioxide. This international trial will be conducted under a Special Protocol Assessment (SPA) agreed upon between the company and the U.S. Food and Drug Administration (FDA).
Under the terms of the agreement, INNOVIVE acquired the exclusive European license from TMRC, Co., Ltd. to develop and commercialize Tamibarotene for treatment of APL, with an option to include within the license the use of Tamibarotene in other oncology disease areas including multiple myeloma, myelodysplastic syndromes and solid tumors, except heaptocellular carcinoma. TMRC received an upfront fee and will be eligible to receive payments upon achievement of certain development, regulatory and sales milestones, in addition to royalties on potential net sales.
“The licensing of European development rights for Tamibarotene supports our strategy of pursuing the most efficient and effective pathways to commercialization for our product candidates in the United States and abroad while mitigating risk for our investors,” stated Steve Kelly, President and CEO of INNOVIVE Pharmaceuticals.
Tamibarotene was specifically designed to address challenges of resistance and the high rate of toxicity among APL patients treated with ATRA, the current standard of care for the first-line treatment of APL in combination with chemotherapeutic agents. ATRA has been associated with retinoic acid syndrome (RAS), a serious and sometimes fatal complication that occurs in up to 25 percent of patients due to a rapid increase in white blood cells. Duration of remission induced by treatment with ATRA alone is typically short. In addition, patients often do not respond to a second course of treatment with ATRA. Currently, patients who don’t respond to ATRA-based therapy are treated with arsenic trioxide, a compound administered intravenously and associated with significant toxicities such as APL differentiation syndrome, hyperleukocytosis, and QT interval prolongation. There is currently no standard of care for patients who do not respond to ATRA and arsenic trioxide.
Tamibarotene is currently approved in Japan for treatment of recurrent APL. In a pivotal Phase II study conducted in Japan, the effectiveness of orally administered Tamibarotene was evaluated daily for eight weeks in 39 Japanese patients with APL, including treatment-naïve and previously treated patients. The overall response rate in these patients was 61.5 percent. In patients with recurrent disease, the overall response rate was

81 percent. RAS was reported in 7.3 percent of patients. An additional Phase III study is currently underway in Japan comparing ATRA to Tamibarotene for the maintenance treatment of APL. In conjunction with data from the Japanese studies, data from INNOVIVE’s pivotal study of Tamibarotene, are expected to form the basis of a New Drug Application (NDA) with the FDA.
About APL
Acute promyelocytic leukemia is a subtype of acute myelogenous leukemia, a cancer of the blood and bone marrow. In APL, there is an abnormal accumulation of immature granulocytes called promyelocytes. The accumulation of promyelocytes in the bone marrow results in a reduction in the production of normal red blood cells and platelets resulting in anemia and thrombocytopenia. Either leukopenia (low white cell count) or leukocytosis (high white cell count) may be observed in the peripheral blood. Symptoms include fatigue, weakness, shortness of breath from anemia, easy bruising and bleeding from thrombocytopenia and coagulopathy, and fever and infection from lack of normal white blood cells.
About Tamibarotene
Tamibarotene is a fully synthetic retinoid developed to specifically overcome resistance to ATRA and is currently approved in Japan for treatment of relapsed/refractory APL. In conjunction with data from Japanese studies, data from INNOVIVE’s pivotal study of Tamibarotene are expected to form the basis of a NDA.
In vitro, Tamibarotene is approximately 10 times more potent than ATRA at causing APL cells to differentiate and die. Tamibarotene has a lower affinity for cellular retinoic acid binding protein, or CRABP, which is believed to allow for sustained plasma levels during administration. Tamibarotene does not bind the RAR-(gamma) receptor, the major retinoic acid receptor in the dermal epithelium. This suggests that Tamibarotene therapy may lead to fewer adverse events compared to ATRA. In Phase II clinical studies conducted in Japan, the rate of RAS appeared to be low.
In December 2006, INNOVIVE acquired the exclusive North American license from TMRC, Co., Ltd. to develop and commercialize Tamibarotene for treatment of APL, with an option to include within the license the use of Tamibarotene in other fields in oncology including multiple myeloma, myelodysplastic syndromes, and solid tumors. TMRC received an upfront fee and will be eligible to receive payments upon achievement of certain development, regulatory, and sales milestones, in addition to royalties on potential net sales.
About INNOVIVE Pharmaceuticals
INNOVIVE Pharmaceuticals, Inc. acquires, develops and commercializes novel therapeutics addressing significant unmet medical needs in the fields of oncology and hematology. The company has four drug programs in clinical development: INNO-406, Tamibarotene, INNO-206, and INNO-305, for the treatment of chronic myelogenous leukemia, acute promyelocytic leukemia, small cell lung cancer, and acute myelogenous leukemia, respectively. For additional information visit www.innovivepharma.com.
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Contact:	Steve Kelly	Rachel Lipsitz
	President and CEO	Media & Investor Relations
	INNOVIVE Pharmaceuticals	Porter Novelli Life Sciences
	(212) 716-1820	(619) 849-5378

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